NEWS RELEASE

For Immediate Release

NRG Reports Continued Strong Cash Flow Generation through Third
Quarter; Raises Full-Year Outlook

PRINCETON, NJ (November 9, 2004) - NRG Energy, Inc. (NYSE:NRG) today reported earnings of $54 million, or $0.54 per diluted share, for the third quarter ended September 30, 2004. This included $11 million or $0.11 per diluted share related to discontinued operations. Earnings from ongoing operations were $43 million, or $0.43 per diluted share. Net earnings for the nine months ended September 30, 2004 were $167 million or $1.67 per diluted share. Year-to-date net earnings included $23 million from discontinued operations or $0.23 per diluted share. The Company’s net earnings have contributed to a net cash flow generation of $554 million year-to-date.

Adjusted net income, excluding discontinued operations and other nonrecurring items, was $88 million or $0.87 per diluted share for three months ended September 30, 2004 and $171 million or $1.71 per diluted shares for nine months ended September 30, 2004. Adjustments were primarily associated with asset impairments, restructuring and relocation charges and litigation settlements.

“The fact that we could achieve such a healthy result and strong cash generation, notwithstanding the mild summer weather, provides further validation for our multifuel, multiregional business model,” said David Crane, President and Chief Executive Officer. “It is a testament to our people that we are positioned to raise our full-year adjusted EBITDA target in a year when we have re-established the Company and are building the platform for future growth.”

Third Quarter Highlights:

•	$1.6 billion of liquidity, an increase of $260 million since 6/30/2004;

•	$284 million of net cash flow for the quarter; and

•	$272 million of adjusted EBITDA[1].

Business Summary

Adjusted EBITDA by region for the third quarter 2004 was as follows:

Northeast Region	$110
South Central Region	$30
Western Region	$47
Australia	$9
Other International	$34
Other North America[2]	$38
Alternative Energy	$6
Nongeneration (Thermal)	$12
Corporate — Unallocated	$(14)

Total	$272

[1]	The Company reported $230 million of EBITDA for the three months ended September 30, 2004. Adjusted EBITDA excludes certain unusual or nonrecurring items that are listed in the attached EBITDA reconciliation tables.

[2]	Includes Kendall EBITDA of $14 million for the quarter

Northeast: Mild weather limited production from our intermediate and peaking plants in the third quarter. As a result, energy revenues were less than expected for the quarter from our western NY and PJM assets.

The Northeast represented approximately 44% of total capacity revenues for the third quarter, largely driven by our New York City and Connecticut assets. The third quarter included three out of the six months of the summer capability period during which capacity prices in New York City were at their highest level.

Several of our Connecticut facilities (Middletown, Montville, and Devon 11-14) continued to receive cost based reliability-must-run (RMR) payments, which were effective as of January 17, 2004. On November 2, 2004, NRG together with the Connecticut Department of Utility Control, the Connecticut Office of Consumer Council, ISO-New England and other parties, filed an uncontested settlement of all outstanding RMR matters for approval by the Federal Energy Regulatory Commission (FERC). We expect this development to provide NRG with certainty regarding our RMR units’ revenues through 2005.

South Central: Our long-term contracts generally provided for capacity and energy payments while strong generation performance, particularly out of Big Cajun 2, provided for increased merchant energy sales, resulting in higher revenues.

Our South Central assets contributed 27% of our capacity revenues this quarter. These capacity payments are typically steady quarter to quarter, and are relatively unaffected by seasonal shifts.

West Coast: Equity earnings from West Coast Power, our 50% joint venture with Dynegy Inc., were higher than expected due to favorable market conditions. NRG and its partner Dynegy Inc., continue to work with the CAISO and incumbent load serving utilities in an effort to secure a replacement contract for the California Department of Water Resources contract that expires at year-end 2004. The Cabrillo I and II RMR (net 575MW) contracts have been extended through 2005.

International: Our Australian results, consisting of 100% owned Flinders and 37.5% interest in Gladstone, benefited from strong pool prices driven primarily by a significant number of plants being out of service. This drove up the prices across the National Electricity Market, including South Australia. Equity earnings from our investment located in the United Kingdom benefited from a $13 million mark-to-market gas contract adjustment. As the German assets (MIBRAG and Schkopau) are fully contracted, sales and profit are not sensitive to spikes in weather or commodity prices.

Coal Sourcing: We continue to work diligently on the implementation of our long-term coal strategy. This strategy is based on an integrated approach to multisource procurement of private railcar capacity, rail transportation services and the commodity itself. The Company, during the third quarter, implemented a critical component of this strategy by ordering 1,540 new bulk coal railcars from Johnstown America Corporation. NRG expects to begin taking delivery of this railcar fleet in the first quarter 2005.

Liquidity and Cash Flow

Liquidity as of September 30, 2004, increased to $1.6 billion as set forth below:

Table 1: Corporate Liquidity

(in millions)	June 30, 2004	September 30, 2004
Unrestricted Cash:
Domestic	676	936
International	145	169
Restricted Cash:
Domestic	97	94
International	55	55

Total Cash	973	1,254
Letter of Credit Availability	118	97
Revolver Availability	250	250

Total Current Liquidity	$1,341	1,601

During the third quarter, NRG completed sales of noncore assets (Batesville and McClain), resulting in $27 million in cash proceeds and $449 million debt reduction. Additionally, NRG executed a purchase and sale agreement for its Kendall facility, which is expected to reduce consolidated debt further by nearly $450 million. Excluding Kendall, our net debt to total capital, excluding operating cash, stood at 50% at the end of the third quarter. We anticipate the Kendall sale to close by year-end.

“As a necessary first step in our capital allocation plan, we are working to refinance our senior bank facility,” said Robert Flexon, Chief Financial Officer. “Our goal for refinancing is to reduce our interest costs and to improve the allocation of capital for the benefit of our shareholders.”

Outlook

The Company’s updated outlook for 2004 is as follows:

Table 2: 2004 EBITDA Outlook3

($millions)	Prior	Updated
Reported Cash from Operations	$513	$555
Reported EBITDA[4]	$837	$873
Adjusted Cash from Operations	$441	$480
Adjusted EBITDA	$850	$875

Through the remainder of the year, the Company’s gross margin is substantially hedged. With respect to 2005, fuel supply interruptions related to Hurricane Ivan and more general market concerns about the adequacy of winter gas supplies have recently resulted in a significant increase in forward gas prices. Although we believe long term natural gas prices remain well supported we expect prices to be highly volatile and extremely sensitive to weather, in the short term. As a result, while we continue to manage our generation portfolio actively, the recent run up in forward prices has provided an opportunity to increase our hedging of coal margins for 2005.

[3]	Includes Kendall EBITDA of $42 million. This outlook assumes normalized weather conditions for the remainder of the year, the existing portfolio of assets and no additional unusual or unforeseen events or significant changes in foreign exchange rates and/or changes in power prices and fuel costs which may cause significant changes in counterparty collateral calls as well as other factors listed under the caption “Safe Harbor” below. This outlook does not include any costs associated with a potential refinancing.

[4]	Includes the net impact of discontinued operations.

S-4 Filing

On November 3, 2004, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission. This is the first step in the registration of the $1.75 billion of our 8% second priority senior secured notes due 2013 that were issued in December 2003 and January 2004.

Earnings Conference Call

On November 9, NRG will host a conference call at 9 a.m. EST to discuss these results. To access the live webcast and accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” To participate in the call, dial 877.407.8035. International callers should dial 201.689.8035. Participants should dial in or log on approximately five minutes prior to the scheduled start time.

The call will be available for replay shortly after completion of the live event on the “Investors” section of the NRG website.

About NRG

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in international generating facilities in Australia, Germany and the United Kingdom.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, foreign exchange rates, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to burn western coal, our substantial indebtedness and the possibility that we may incur additional indebtedness, adverse results in current and future litigation, the willingness of counterparties to negotiate new contracts in California, and the amount of proceeds from asset sales.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance is an estimate as of today’s date, November 9, 2004 and is based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

More information on NRG is available at www.nrgenergy.com

Contacts:

Lesa Bader	Nahla Azmy
Media Relations	Investor Relations
612.373.6992	609.524.4526

Katy Sullivan
Investor Relations
609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Reorganized	Predecessor	Reorganized	Predecessor
	NRG	Company	NRG	Company
	Three Months		Nine Months
	Ended		Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
	(In thousands, except for per share amounts)
Operating Revenues
Revenues from majority-owned operations	$606,663	$570,701	$1,780,551	$1,507,186

Operating Costs and Expenses
Cost of majority-owned operations	381,010	384,386	1,116,021	1,142,976
Depreciation and amortization	51,373	56,510	159,547	179,225
General, administrative and development	54,307	34,420	136,445	122,052
Other charges
Legal settlement	—	396,000	—	396,000
Corporate relocation charges	5,713	—	12,474	—
Reorganization items	(5,245)	20,698	(1,656)	27,032
Restructuring and impairment charges	40,507	6,252	42,183	298,019

Total operating costs and expenses	527,665	898,266	1,465,014	2,165,304

Operating Income/(Loss)	78,998	(327,565)	315,537	(658,118)

Other Income (Expense)
Minority interest in (earnings) losses of consolidated subsidiaries	128	—	(581)	—
Equity in earnings of unconsolidated affiliates	53,373	63,272	117,187	155,758
Write downs and gains/(losses) on sales of equity method investments	(13,524)	12,310	(14,057)	(136,717)
Other income, net	5,502	7,300	17,210	10,118
Interest expense	(66,883)	(34,424)	(226,254)	(294,460)

Total other income (expense)	(21,404)	48,458	(106,495)	(265,301)

Income/(Loss) From Continuing Operations Before Income Taxes	57,594	(279,107)	209,042	(923,419)
Income Tax Expense	14,264	5,437	64,866	42,779

Income/(Loss) From Continuing Operations	43,330	(284,544)	144,176	(966,198)
Income/(Loss) From Discontinued Operations, net of Income Taxes	10,891	(250)	23,304	60,371

Net Income/(Loss)	$54,221	$(284,794)	$167,480	$(905,827)

Weighted Average Number of Common Shares Outstanding — Diluted	100,616		100,328
Income From Continuing Operations per Weighted Average Common Share — Diluted	$0.43		$1.44
Income From Discontinued Operations per Weighted Average Common Share — Diluted	0.11		0.23

Net Income per Weighted Average Common Share — Diluted	$0.54		$1.67

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (REORGANIZED COMPANY)
(Unaudited)

	September 30,	December 31,
	2004	2003
	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$1,104,783	$551,223
Restricted cash	148,919	116,067
Accounts receivable — trade, less allowance for doubtful accounts of $908 and $0	242,245	201,921
Xcel Energy settlement receivable	—	640,000
Current portion of notes receivable — affiliates	—	200
Current portion of notes receivable	121,599	65,141
Taxes receivable	30,931	—
Inventory	214,980	194,926
Derivative instruments valuation	5,516	772
Prepayments and other current assets	196,078	222,138
Current deferred income taxes	989	1,850
Current assets — held for sale	43,851	—
Current assets — discontinued operations	3,042	119,601

Total current assets	2,112,933	2,113,839

Property, Plant and Equipment
In service	3,439,499	3,885,465
Under construction	68,135	139,171

Total property, plant and equipment	3,507,634	4,024,636
Less accumulated depreciation	(156,643)	(11,800)

Net property, plant and equipment	3,350,991	4,012,836

Other Assets
Equity investments in affiliates	689,974	737,998
Notes receivable, less current portion — affiliates	118,200	130,152
Notes receivable, less current portion	612,443	691,444
Intangible assets, net of accumulated amortization of $45,593 and $5,212	326,030	432,361
Debt issuance costs, net of accumulated amortization of $7,372 and $454	60,658	74,337
Derivative instruments valuation	48,928	59,907
Funded letter of credit	250,000	250,000
Other assets	95,441	118,940
Non-current assets — held for sale	519,986	—
Non-current assets — discontinued operations	—	623,173

Total other assets	2,721,660	3,118,312

Total Assets	$8,185,584	$9,244,987

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (REORGANIZED COMPANY)
(Unaudited)

	September 30,	December 31,
	2004	2003
	(In thousands, except for
	share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$100,105	$801,229
Short-term debt	—	19,019
Accounts payable — trade	115,270	158,646
Accounts payable — affiliates	5,301	3,092
Accrued taxes	—	16,095
Accrued property, sales and other taxes	13,672	22,301
Accrued salaries, benefits and related costs	33,362	19,330
Accrued interest	65,011	8,982
Derivative instruments valuation	18,038	429
Creditor pool obligation	25,000	540,000
Other bankruptcy settlement	220,492	220,000
Other current liabilities	127,073	102,860
Current liabilities — held for sale	6,855	—
Current liabilities — discontinued operations	1,752	114,198

Total current liabilities	731,931	2,026,181

Other Liabilities
Long-term debt and capital leases	3,511,231	3,327,782
Deferred income taxes	143,129	149,493
Postretirement and other benefit obligations	113,640	105,946
Derivative instruments valuation	140,787	153,503
Other long-term obligations	385,496	480,937
Non-current liabilities — held for sale	555,546	—
Non-current liabilities — discontinued operations	1,081	558,885

Total non-current liabilities	4,850,910	4,776,546

Total Liabilities	5,582,841	6,802,727

Minority Interest	5,592	5,004
Commitments and Contingencies
Stockholders’ Equity
Serial Preferred Stock; 10,000,000 shares authorized, none issued and outstanding at September 30, 2004 and December 31, 2003	—	—
Common stock; $.01 par value; 500,000,000 shares authorized; 100,008,053 shares at September 30, 2004 and 100,000,000 shares at December 31, 2003 issued and outstanding	1,000	1,000
Additional paid-in capital	2,413,962	2,403,429
Retained earnings	178,505	11,025
Accumulated other comprehensive income	3,684	21,802

Total stockholders’ equity	2,597,151	2,437,256

Total Liabilities and Stockholders’ Equity	$8,185,584	$9,244,987

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Reorganized	Predecessor
	NRG	Company
	Nine Months Ended
	September 30,
	2004	2003
	(In thousands)
Cash Flows from Operating Activities
Net income/(loss)	$167,480	$(905,827)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities
Distributions less than equity in earnings of unconsolidated affiliates	(13,703)	(47,500)
Depreciation and amortization	164,872	211,201
Amortization of debt issuance costs	22,440	14,306
Amortization of debt discount	15,685	—
Deferred income taxes	67,655	18,502
Minority interest	1,961	2,010
Unrealized gains on derivatives	(33,232)	(12,500)
Asset impairment	42,183	353,871
Write downs and losses on sales of equity method investments	14,057	136,531
Gain on sale of discontinued operations	(29,924)	(217,920)
Amortization of power contracts and emission credits	42,822	—
Reserve for note and interest receivable	4,572	—
Cash provided by changes in certain working capital items	128,553	568,641

Net Cash Provided by Operating Activities	595,421	121,315

Net Cash Provided (Used) by Investing Activities	210,806	(160,124)

Net Cash Used by Financing Activities	(227,633)	(24,119)

Change in Cash from Discontinued Operations	(22,527)	31,309
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,507)	(52,537)

Net Increase (Decrease) in Cash and Cash Equivalents	553,560	(84,156)
Cash and Cash Equivalents at Beginning of Period	551,223	360,860

Cash and Cash Equivalents at End of Period	$1,104,783	$276,704

NRG ENERGY, INC. AND SUBSIDIARIES
Reconciliation of NonGAAP Financial Measures

Adjusted Net Income Reconciliation

The following table summarizes the calculation of adjusted net income and provides a reconciliation to GAAP net income/(loss), including per share amounts:

	Three Months Ended			YTD
	Reorganized		Predecessor	September 30, 2004
	NRG		NRG
(Dollars in thousands, except per share amounts)	September 30,	Diluted	September 30,		Diluted
	2004	EPS	2003		EPS
Net Income (Loss)	$54,221	$0.54	$(284,794)	$167,480	$1.67
Plus:
(Income) Loss from Discontinued
Operations, net of tax	(400)	—	(374)	(915)	(0.01)
(Gain) Loss from Discontinued Operations	(10,491)	(0.10)	624	(22,389)	(0.22)
Corporate relocation charges, net of tax	4,296	0.04	—	8,607	0.08
Reorganization items, net of tax	(3,944)	(0.04)	20,305	(1,143)	(0.01)
Restructuring and impairment charges, net of tax	30,461	0.30	6,133	29,106	0.29
FERC-authorized settlement with
Connecticut Light and Power, net of tax	—	—	—	(26,466)	(0.26)
Write down of Note Receivable, net of tax	3,438	0.03	—	3,155	0.03
Write downs and (gains)/losses on sales of equity method investments, net of tax	10,170	0.10	(12,064)	13,776	0.14

Adjusted Net Income	$87,751	$0.87	$(270,170)	$171,211	$1.71

EBITDA Reconciliation

The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

	Three Months Ended		YTD
	Reorganized NRG	Predecessor NRG
	September 30,	September 30,	September 30,
	2004	2003	2004
	(Dollars in thousands)
Net Income / (Loss)	$54,221	$(284,794)	$167,480
Plus:
Income Tax Expense	14,264	5,437	64,866
Interest expense, excluding amortization of debt issuance costs and debt discount/ (premium)	61,061	30,932	193,260
Depreciation and amortization	51,373	56,510	159,547
WCP CDWR contract amortization (included in equity in earnings of unconsolidated affiliates)	28,098	—	89,704
Amortization of power contracts	3,715	—	29,294
Amortization of emission credits	4,919	—	14,837
Amortization of debt issuance costs and debt discount/(premium)	5,822	3,492	32,994

EBITDA	$223,473	$(188,423)	$751,982
Plus:
(Income) Loss from Discontinued Operations, net of Income Taxes	(400)	(374)	(915)
(Gain) Loss from Discontinued Operations	(10,491)	624	(22,389)
Corporate relocation charges	5,713	—	12,474
Reorganization items	(5,245)	20,698	(1,656)
Restructuring and impairment charges	40,507	6,252	42,183
FERC-authorized settlement with Connecticut
Light and Power	—	—	(38,357)
Write down of Note Receivable	4,572	—	4,572
Write downs and (gains)/losses on sales of equity method investments	13,524	(12,310)	14,057

Adjusted EBITDA	$271,653	$(173,533)	$761,951

Forecasted Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to forecasted cash flow from operations:

$ in millions	Reported	Adjustment	Adjusted
	Outlook		Outlook
EBITDA	865	10	875
Interest Payments	(278)	15	(263)
Income Tax	(32)	—	(32)
Other Cash Used by Operations	(40)	—	(40)
Working Capital Changes	(60)	—	(60)
Xcel Settlement, net	100	(100)	—

Cash Flow from Operations	555	(75)	480

EBITDA, Adjusted EBITDA and adjusted net income are nonGAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this press release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this presentation.

Similar to Adjusted EBITDA, Adjusted net income represents net income adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this presentation.